Exhibit 3.8

FORM OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

LINN ENERGY, INC.

Linn Energy, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “DGCL”), hereby certifies as follows:

(1) The Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on July 11, 2018.

(2) This Amended and Restated Certificate of Incorporation, which restates, integrates and also further amends the Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the DGCL. References to this “Certificate of Incorporation” herein refer to the Certificate of Incorporation, as amended, restated, supplemented and otherwise modified from time to time.

(3) The Certificate of Incorporation is hereby amended, integrated and restated in its entirety to read as follows:

FIRST: The name of the corporation is Linn Energy, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

FOURTH: The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is one thousand (1,000) shares of common stock, par value of One Cent ($0.01) per share.

FIFTH: The name of the initial directors, who shall serve until the first annual meeting of stockholders or until their successors are elected and qualified, are as follows:

Tony C. Maranto

David M. Edwards

The mailing address of each of the initial directors is 14701 Hertz Quail Springs Pkwy, Oklahoma City, OK, 73134.

SIXTH: In furtherance of, and not in limitation of, the powers conferred by the DGCL, the Board of Directors is expressly authorized and empowered to adopt, amend or repeal the bylaws of the Corporation.

SEVENTH: The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation so provide, the election of directors need not be by written ballot.

EIGHTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

NINTH: No director of the corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article TENTH shall be prospective only and shall not adversely affect any right or protection of, or limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

TENTH: The Corporation reserves the right at any time, and from time to time, to amend, change, or repeal any provision contained in this certificate of incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon directors, stockholders, or any other persons by and pursuant to this certificate of incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article TENTH.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation as of this [•] day of September, 2018.

ROAN RESOURCES, INC.

By:
Name:
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